 EXHIBIT 10.1

COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of September 5, 2022, is by and among Elliott Associates, L.P., a Delaware limited partnership and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and together, the “Elliott Parties”), and Cardinal Health, Inc., an Ohio corporation (the “Company”).  In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Elliott Parties and the Company agree as follows:
1. New Directors; Business Review Committee.
(a) New Director Appointments.  As promptly as practicable following the date of this Agreement, the Board of Directors of the Company (the “Board”) shall take such actions as are necessary to increase the size of the Board and appoint Steven Barg (the “Investor Designee”) Michelle Brennan, Sujatha Chandrasekaran, and Christine Mundkur (the “New Independent Directors,” and together with the Investor Designee, the “New Directors”) as new members of the Board.  The Board will increase the size of the Board as necessary to enable the appointment of the New Directors in accordance with the Company’s Restated Code of Regulations (the “Bylaws”) and the Ohio General Corporation Law (the “OGCL”). The Company agrees that from the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) until the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”), the size of the Board shall be no greater than thirteen (13) directors.
(b) Nomination of New Directors.  The Company agrees that, provided that a New Director is able and willing to serve on the Board and, except with respect to Mr. Barg, continues to be a Qualified Director (as defined below):
(i)
          at the 2022 Annual Meeting, the Board will nominate such New Director, together with the other persons included in the Company’s slate of nominees for election as director at the 2022 Annual Meeting in accordance with this Section 1(b), as a director of the Company, with a term expiring at the 2023 Annual Meeting;

(ii)	the Board will recommend that the shareholders of the Company vote to elect such New Director as a director of the Company at the 2022 Annual Meeting; and

(iii)
          the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of such New Director at the 2022 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2022 Annual Meeting).

(c) New Director Agreements, Arrangements and Understandings.  Each of the Elliott Parties agrees that neither it nor any of its Affiliates (as defined below) (a) will pay any compensation to any New Director (including any Successor Investor Designee (as defined below)) or other member of the Board or any officer regarding such person’s service to the Company, including on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with any New Director (including any Successor Investor Designee) or other member of the Board or any officer regarding such person’s service to the Company, including on the Board or any committee thereof (including pursuant to which such person will be compensated for his or her service to the Company, including as a director on, or nominee for election to, the Board or any committee thereof).  The Company acknowledges that no Company Policy (as defined below) shall be violated by the Investor Designee receiving indemnification and/or reimbursement of expenses from the Elliott Parties or their respective Affiliates, provided that the Investor Designee neither accepts nor receives compensation from the Elliott Parties or their respective Affiliates with respect to the Investor Designee’s service or action as a director of the Company.

(d)
(i)
          Successor Inventor Designee. If the Investor Designee is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Elliott Parties and the Company will cooperate to select, and the Company will appoint, a substitute director mutually acceptable to the Company and the Elliott Parties (the “Successor Investor Designee”) to serve as a director of the Company for the remainder of such Investor Designee’s term. Effective upon the appointment of the Successor Investor Designee to the Board, such Successor Investor Designee will be considered the Investor Designee for all purposes of this Agreement.

(ii)	Replacement New Independent Directors. If any New Independent Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2023 Annual Meeting, and at such time the Elliott Parties beneficially own at least the Minimum Ownership Threshold (as defined below), the Elliott Parties and the Company will cooperate in good faith to select, as promptly as practicable, and the Company will appoint, a substitute director mutually acceptable to the Company and the Elliott Parties (the “Replacement New Independent Director”) to serve as a director of the Company for the remainder of the New Independent Director’s term. Effective upon the appointment of the Replacement New Independent Director to the Board, such Replacement New Independent Director will be considered a New Independent Director for all purposes of this Agreement.

(e) New Director Information.  As a condition to a New Director’s appointment to the Board and any subsequent nomination for election as a director at any future Company annual meeting of shareholders, a New Director will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.
(f) Business Review Committee.  As soon as reasonably possible following the appointment of the New Directors, the Board shall take all action necessary to form an advisory Business Review Committee of the Board (the “Committee”) heading into the Investor Day (as defined below) to support the Board and management’s reviews of the matters set forth in the Committee’s charter.  The Board shall cause the Committee to be composed of three members, including the Company’s Chief Executive Officer, who shall serve as Chairman of the Committee, Mr. Barg, and one other director who is Independent as determined by the Board.  If Mr. Barg or any Successor Investor Designee is unable or unwilling to serve as a member of the Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the Investor Day, the Elliott Parties shall be entitled to select, in consultation with the Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned or delayed), another New Director serving on the Board at the time of such selection to serve on the Committee as a replacement for such member (the “Replacement Committee Member”), provided that such Company consultation and Board approval shall not be required for a Successor Investor Designee selected by the Elliott Parties to serve as a Replacement Committee Member for Mr. Barg. The initial charter of the Committee shall be in the form attached to this Agreement as Exhibit B (the “Committee Charter”), and shall not be modified prior to the Investor Day except with the written consent of the Elliott Parties (such consent not to be unreasonably withheld, conditioned or delayed).  The Company agrees that the Committee shall continue in existence until the completion of the Investor Day, or such later date as may be determined by the Chairman of the Committee following consultation with the Board.

(g) Investor Day. On or prior to June 30, 2023, the Company shall hold an investor day (the “Investor Day”), consistent with the Press Release and as contemplated by the Committee Charter.
(h) Investor Designee Committee Membership. As soon as reasonably possible following the appointment of the New Directors to the Board, the Board shall appoint Mr. Barg to the Board’s Governance and Sustainability Committee.
(i) Company Policies.  The parties acknowledge that each of the New Directors, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company acknowledges that the Company Policies do not apply to the Elliott Parties and their Affiliates, including Company Policies with respect to trading in the Company’s securities, as they are not directors or employees of the Company.
(j) Limitation of Appointment Right; Termination.  The Company’s obligations under this Section 1 shall terminate, and the Elliott Parties shall have no designation or nomination or other rights under this Section 1, upon the earlier of:  (i) such time as the Elliott Parties beneficially own less than a “net long position” of at least 2.25% (the “Minimum Ownership Threshold”) of the then outstanding Company Common Shares (as defined below), (ii) such time as any Elliott Party or other Restricted Person (as defined below) breaches in any material respect any of the terms of this Agreement (including Section 2), (iii) such time as Mr. Barg (or a Successor Investor Designee) notifies the Company of his intent to resign from the Board and the Elliott Parties irrevocably waive in writing any right to have a Successor Investor Designee appointed, or (iv) any member of the Elliott Group or any other Restricted Person submits any director nominations for election at any meeting of the Company’s shareholders. Upon the occurrence of an event described in clause (iv) of the previous sentence, if Mr. Barg (or a Successor Investor Designee) is on the Board, he shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his written resignation to the Board for his immediate resignation, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation).  The Elliott Parties agree to cause, and agree to cause their respective Affiliates to cause, Mr. Barg(or a Successor Investor Designee)  to resign from the Board if he fails to resign if and when requested pursuant to this Section 1(i).

2. Cooperation.
(a) Non-Disparagement.  Each of the Elliott Parties and the Company agrees that, from the date of this Agreement until the latest of (x) July 15, 2023, and (y) the Expiration Time (as defined below)  (such period, the “Cooperation Period”), the Company, each Elliott Party and Mr. Barg shall refrain from making, and shall cause their respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers, and employees not to make or cause to be made any public statement or announcement (or any statement or announcement that can reasonably be expected to become public) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or otherwise damages the reputation of (A) in the case of any such statements or announcements by any of the Elliott Parties, Mr. Barg or their related parties, the Company and its Affiliates or any of its or their current or former officers, directors, or employees, and (B) in the case of any such statements or announcements by the Company or its related parties, the Elliott Parties and their Affiliates or any of their current or former principals, directors, members, general partners, officers, or employees, in each case including (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental agency, (y) in any press release or other publicly available format, or (z) to any journalist or member of the media (including, in a television, radio, newspaper, or magazine interview or Internet or social media communication). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Elliott Parties and their Affiliates and Representatives (in their capacity as such), on the one hand, and among the Company and its Affiliates and Representatives (in their capacity as such), on the other hand.
(b) Voting of the Elliott Parties’ Shares.  During the Cooperation Period, each Elliott Party (including Mr. Barg) will cause all of the outstanding common shares (without par value) of the Company (“Company Common Shares”) that such Elliott Party or any of its controlling or controlled Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (w) in favor of each director nominated and recommended by the Board for election at the 2022 Annual Meeting, or, if applicable, any other meeting of shareholders of the Company during the Cooperation Period, (x) against any shareholder nominations for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (y) against any proposals or resolutions to remove any member of the Board and (z) in accordance with recommendations by the Board on all other proposals or business that may be the subject of shareholder action at such meetings or written consents; provided, however, that the Elliott Parties shall be permitted to vote in their sole discretion on proposals related to any Extraordinary Transaction (as defined below); provided, further, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board and the filling of vacancies on the Board), the Elliott Parties shall be permitted to vote in accordance with any such recommendation.

(c) Standstill.  During the Cooperation Period, each Elliott Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of or by the Company or the Board:
(i)	acquire, or offer or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, record or beneficial ownership of any securities of the Company or rights or options to acquire any securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any securities of the Company, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of more than 7.5% or aggregate economic exposure to more than 9.9% of the Company Common Shares outstanding at such time;

(ii)	(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any shareholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board, or (E) conduct a referendum of shareholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from taking actions in furtherance of identifying any Successor Investor Designee or director candidate in connection with the Company’s 2023 Annual Meeting of Shareholders;

(iii)	make any request for stock list materials or other books and records of the Company or any of its subsidiaries under the OGCL or other statutory or regulatory provisions providing for shareholder access to books and records;

(iv)
          engage in any “solicitation” (as such term is used in the proxy rules of the SEC excluding, for the avoidance of doubt, carve-outs relating to solicitations of ten or fewer shareholders) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(v)	make or submit any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Elliott Parties (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);

(vi)	make any public proposal with respect to (A) any change in the number or identity of directors or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management or corporate structure, (D) any waiver, amendment or modification to the Company’s Articles of Incorporation or the Bylaws (collectively, the “Organizational Documents”), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (as defined below);

(vii)	knowingly encourage or advise any third party or knowingly assist any third party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any securities of the Company, or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(viii)	form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any securities of the Company, other than solely with Affiliates of the Elliott Parties with respect to any securities of the Company now or hereafter owned by them;

(ix)	enter into a voting trust, arrangement or agreement, or subject any securities of the Company to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;
(x)	engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;
(xi)	sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Shares held by a Restricted Person to any third party;

(xii)	institute, solicit or join, as a party, any litigation, arbitration, or other proceeding against or involving the Company, its Affiliates or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 11, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising any statutory appraisal rights, or (E) responding to or complying with a validly issued legal process;

(xiii)	enter into any negotiations, agreements (whether written or oral), arrangements, or understandings with any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or
(xiv)	make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons;

provided, that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors to the Board or the Committee in accordance with Section 1, a failure to form the Committee, or a failure to issue the Press Release in accordance with Section 3) upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s (x) entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company Common Shares or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, or (y) entry into one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more third parties at least 10% of the Company Common Shares (including on an as-converted basis) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (y)); and (iii) the commencement of any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company Common Shares, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer).  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a third party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) providing its views privately to the Board or the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Head of Investor Relations and financial or legal advisors that have been identified by one of the foregoing to the Elliott Parties as appropriate contacts and, to the extent that such communication is approved in writing in advance by the Company’s General Counsel, other personnel of the Company, so long as such communications would not reasonably be expected to require any public disclosure of such communications or the content thereof, regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons. Furthermore, nothing in this Agreement shall prohibit or restrict the Investor Designee in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, Representatives or agents of the Company; provided that any such discussions are limited to communications in his or her personal capacity as a director.

3. Public Announcement.  Not later than 8:30 a.m. Eastern Time on September 6, 2022, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”).  Substantially concurrently with the release of the Press Release or otherwise by the applicable deadline for the filing of the Current Report on Form 8-K contemplated by this sentence, the Company shall file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Elliott Parties (for the avoidance of doubt, nothing herein shall not prohibit the Company from complying with its obligation to file such Current Report by the deadline therefor).  The Company shall provide the Elliott Parties and their Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Elliott Parties and their Representatives.  Neither of the Company or any of its Affiliates nor the Elliott Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.
4. Confidentiality; Insider Trading Restrictions.  The Company agrees that the Investor Designee may provide confidential information of the Company to the Elliott Parties and their Affiliates for the purpose of assisting the Investor Designee in his or her role as a director of the Company and related compliance matters for the Company and the Elliott Group subject to, and solely in accordance with the terms of, a customary confidentiality agreement which the Elliott Parties agree to execute and deliver to the Company simultaneously with the Elliott Parties’ execution and delivery of this Agreement (the “Confidentiality Agreement”).  The Elliott Parties acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.
5. Withdrawal of Nomination Notice.  The Elliott Parties agree that upon appointment of the New Directors to the Board, the nomination notice dated August 4, 2022 and delivered to the Company shall be deemed withdrawn and null and void and that the Company need not take any further actions with respect to such notice.
6. Representations and Warranties of the Company.  The Company represents and warrants to the Elliott Parties as follows:  (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7. Representations and Warranties of the Elliott Parties.  Each Elliott Party represents and warrants to the Company as follows:  (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and is enforceable against such Elliott Party in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.
8. Definitions.  For purposes of this Agreement:
(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Elliott Parties or their Affiliates;
(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;
(c) the term “Expiration Time” means 11:59 pm., Eastern Time, on the date that is five days following the date on which Mr. Barg or any Successor Investor Designee ceases to serve on, or resigns from, the Board;
(d) the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors;

(e) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(f) the term “Qualified Director” shall mean an individual who (i) qualifies as Independent, (ii) is not an employee, officer, director, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (iii) is not a limited partner, member or other investor (unless such investment has been disclosed to the Company) in any Elliott Party or any Affiliate or Associate of an Elliott Party, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Elliott Party or any Affiliate or Associate of an Elliott Party regarding such person’s service as a director on the Board, and (iv) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines (the “Guidelines”);
(g) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, and other representatives; and
(h) the term “SEC” means the U.S. Securities and Exchange Commission.

9. Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile is transmitted to the facsimile number set forth below and sent to the email address set forth below (as applicable), and receipt of such facsimile or email (as applicable) is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:
if to the Company:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin , Ohio 43017
Attention:  Chief Legal Officer
Telephone:  614-747-5000
Email:  jessica.mayer@cardinalhealth.com
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David A. Katz, Esq. Sabastian V. Niles, Esq.
Email:	DAKatz@wlrk.com SVNiles@wlrk.com
Fax:	(212) 403-2000
if to the Elliott Parties:
Elliott Associates, L.P.
Elliott International, L.P.
c/o Elliott Investment Management, L.P.
360 S. Rosemary Ave., 18th Floor
West Palm Beach, Florida 33401
Attention:	Marc Steinberg Scott Grinsell
Email:	mSteinberg@elliottmgmt.com sGrinsell@elliottmgmt.com
Fax:	(212) 478-2476
with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Steve Wolosky Andrew Freedman
Email:	swolosky@olshanlaw.com afreedman@olshanlaw.com
Fax:	(212) 451-2222

10. Expenses.  All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.
11. Specific Performance; Remedies; Venue.
(a) The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that the Company and the Elliott Parties will be entitled to injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.  THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b) The Company and each Elliott Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Ohio State Court (or, only if the Ohio State Court declines to accept jurisdiction over a particular matter, the federal or other state courts located in Columbus, Ohio), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
12. Severability.  If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12

13. Termination.  This Agreement will terminate on the expiry of the Cooperation Period.  Upon such termination, this Agreement shall have no further force and effect.  Notwithstanding the foregoing, Sections 8, 9, 10, 11, 12, 13, 15 (solely with respect to provisions that survive termination of this Agreement), 16, 17, 18 and 19 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
14. Counterparts.  This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.
15. Affiliates.  Each of the Elliott Parties agrees that it will cause its Affiliates, including Elliott Management Corporation, and their respective employees and other Representatives, to comply with the terms of this Agreement.
16. No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.
17. No Waiver.  No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
18. Entire Understanding; Amendment.  This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.  This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.
19. Interpretation and Construction.  The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date of this Agreement.
ELLIOTT PARTIES
ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

*  *  *  *

THE COMPANY
Cardinal Health, Inc.

By:	/s/ Jason Hollar
Name:	Jason Hollar
Title:	Chief Executive Officer

Exhibit A
Form of Press Release
Filed separately as Exhibit 99.1 to the Current Report on Form 8-K

Exhibit B
FORM OF BUSINESS REVIEW COMMITTEE CHARTER
1. Members. The Board of Directors (the “Board”) of Cardinal Health, Inc. (the “Company”) will appoint a Business Review Committee (the “Committee”) of three members, consisting of the Chief Executive Officer as the chairperson of the Committee, Mr. Steven Barg and one other independent director, who shall be Akhil Johri.  For purposes of this Charter, an “independent” director is a director who meets the independence requirements of the New York Stock Exchange, as determined by the Board using the standards set forth in the Company’s Corporate Governance Guidelines.  Vacancies on the Committee shall be filled by the Board and in accordance with the terms of that certain Cooperation Agreement, dated as of September 5, 2022 (the “Cooperation Agreement”), by and among Elliott Investment Management L.P., Elliott Associates, L.P., and Elliott International, L.P., (collectively, “Elliott”) and the Company, provided that any new member of the Committee (other than the Company’s Chief Executive Officer) must be an independent director.
2. Purpose, Duties and Responsibilities. The purpose of the Committee is to review the operations and business of the Company as well as the Company’s capital allocation policy in order to maximize long-term value of the Company.  The initial focus of the Committee will be a review of the Company’s overall business strategy and its portfolio of businesses and assets.  In furtherance of this purpose, the Committee shall review, evaluate and make recommendations to the Board regarding the following matters, including (to the extent applicable) the timing for and supporting the Board’s oversight as to the implementation of:
(a) the Company’s portfolio of businesses and assets (including identifying and evaluating potential opportunities and options that may be available, relative to the current configuration of such businesses, as well as potential strategic opportunities with respect to such businesses);
(b) the strategy, operations and business of the Company (including identifying opportunities to enhance the competitive positioning and business and financial profile of the Company’s assets and businesses, both individually and as a whole, taking into account the portfolio review and the results of such review);
(c) long-term planning, priorities, corporate strategies and oversight;
(d) capital allocation priorities, including as to capital return policies, multi-year financial plan(s) and any additional capital return opportunities resulting from the portfolio review; and
(e) any other related matters as may be determined by the Board from time to time.
The Committee will make recommendations to the Board with respect to the results of such review as promptly as practicable following the completion of the Committee’s work.  For the avoidance of doubt, any Committee member is permitted to privately share his or her views and recommendations to the Board regarding the results of the Committee’s review and any other matters that may be considered in furtherance of the Committee’s purposes.
The results of such review shall be reported to the Company’s shareholders at an Investors Day to take place no later than June 30, 2023 (the “Investor Day”).  The Committee shall consult with management and the Board with respect to the Company’s communications to be issued in connection with the Investor Day and the timing of such Investor Day, with the goal of having such Investor Day occur at an appropriate time following the Board reaching its determinations regarding the Committee’s review (it being understood for the avoidance of doubt that the Board and management have the discretion not to wait until Investor Day to execute on any initiatives or announce the completion of any initiatives).  The Committee’s recommendations to the Board shall be confidential, non-binding and advisory in nature.  For the avoidance of doubt, the Committee’s deliberations, materials reviewed, conclusions, communications, findings, and recommendations shall be private and kept strictly confidential, including in accordance with the Board’s policies.  Members of the Committee shall communicate with Company management and employees in accordance with the Board’s ordinary course communication practices for other committees and only to the extent appropriate with their duties to fulfill the Committee’s purposes.  Management of the Company shall provide assistance to the Committee in connection with the Committee’s purpose.
3. Outside Advisors. In furtherance of the Committee’s purpose, the Committee has the authority to retain such outside counsel, experts, consultants, and other advisors as it determines appropriate, which may include outside counsel, experts, and other advisors already retained by the Company.  The Company shall be responsible for paying the reasonable fees and expenses of such advisors.
4. Meetings; Reporting to Board. The majority of the members of the Committee constitutes a quorum. The Committee may act by a majority vote of the members present at a meeting of the Committee at which a quorum exists or by a writing or writings signed by all of its members without a meeting. Meetings of the Committee generally will be held periodically as circumstances dictate, with the Committee’s initial meeting to be held no later than September 29, 2022, and otherwise at such times and places, as the Committee determines appropriate. Such meetings may be held through any communications equipment if all persons participating can hear each other. The chairperson shall chair all regular sessions on the Committee and may call, and upon the request of any other member of the Committee shall call, and convene meetings of the Committee. The chairperson shall be responsible for setting the agendas for Committee meetings. The Committee shall report regularly to the full Board with respect to its meetings and concerning significant developments in the course of the review specified in Section 2 above, which reports may occur at the regularly scheduled meetings of the Board (or more frequently as requested by the Chair of the Board or as determined by the chairperson of the Committee).  The Committee shall keep minutes of its meetings and shall periodically review its performance.
5. Term.  The Committee will disband following the Investor Day, unless the Board should otherwise determine to extend the term of the Committee.